Black Hills Corp. Reports 2024 First-Quarter Results and Reaffirms 2024 Earnings Guidance

RAPID CITY, S.D. — May 8, 2024 — Black Hills Corp. (NYSE: BKH) today announced financial results for the first quarter of 2024. Net income available for common stock and earnings per share for the three months ended March 31, 2024, compared to the three months ended March 31, 2023, were:

	Three Months Ended March 31,
	2024	2023
	(in millions, except per share amounts)
Net income available for common stock	$127.9	$114.1
Earnings per share, Diluted	$1.87	$1.73

First quarter earnings were $1.87 per share compared to $1.73 per share in the first quarter of 2023, an increase of 8%. Financial results were driven by new rates and rider recovery and lower operating expenses. These benefits more than offset the impact from 10% lower heating degree days, a prior year gain on sale of non-core wind assets and new common shares issued.

“Our team delivered a strong start to the year and we are on track to meet our operational and financial objectives for the year,” said Linn Evans, president and CEO of Black Hills Corp. “Constructive regulatory results and expense management efforts more than offset headwinds from weather and ongoing inflationary pressures. Strong operating cashflows, equity issuances and timing of capital investment further improved our credit metrics, including our debt to total capitalization ratio.

“We continue to see progress in our accelerated regulatory schedule, which is reducing the timing lag between recovery and the actual costs of operations and capital invested to serve customers. In Arkansas, our natural gas rate review is progressing as planned with new rates expected in the fourth quarter. In Iowa, we filed a rate review request on May 1, and will implement interim rates mid-May. In Colorado, we are preparing to file an electric rate review in June.

“Our electric resource plans continue to advance. In Colorado, we are recommending 400 megawatts of clean energy resources to achieve our Clean Energy Plan. The plan outlines our preferred portfolio of wind, solar and battery resources, which includes 250 megawatts of utility-owned resources, to be in service by 2027. In South Dakota, we continued to pursue 100 megawatts of utility-owned renewable generation while evaluating generation alternatives to reliably serve the growing needs of our customers.

“Looking forward, we are encouraged by the increasing load from our data center and blockchain customers and the strategic opportunities in our $4.3 billion five-year capital plan, including the need to meet growing customer load, improve resiliency, and upgrade and build new transmission and generation,” concluded Evans.

FIRST-QUARTER 2024 HIGHLIGHTS AND UPDATES

Electric Utilities

•
On April 17, Colorado Electric filed its 120-Day report recommending 400 megawatts of renewable energy resources to advance its Clean Energy Plan. Black Hills is proposing a preferred portfolio of resources that will add a 200-megawatt utility-scale solar build-transfer project, 150 megawatts of wind energy through a power purchase agreement, and a 50-megawatt battery storage build-transfer project. The energy resources are expected to be in service between 2026 and 2027 and achieve greenhouse gas emission reductions of an estimated 89% by 2030 off a 2005 base. The final composition of resources and timing is subject to review and approval by the Colorado Public Utilities Commission, which is expected in the third quarter.

•
On Jan. 11, Wyoming Electric set a new winter and all-time peak load of 314 megawatts, surpassing the previous winter peak of 301 megawatts in December 2023 and all-time peak of 312 megawatts in July 2023.

•
During the first quarter, South Dakota Electric continued its resource planning process to add 100 megawatts of utility-owned resources by mid-year 2026. The company continued to pursue 100 megawatts of utility-owned renewable generation while evaluating cost-effective and reliable generation alternatives to best serve its customers and long-term growth needs. South Dakota Electric expects to file a certificate of public convenience and necessity with the Wyoming Public Service Commission in the second half of 2024.

•
During the first quarter, Wyoming Electric continued construction on Ready Wyoming, a 260-mile electric transmission project. Construction is expected to be completed in multiple phases in 2024 and 2025.

Gas Utilities

•
On May 1, Iowa Gas filed a rate review request with the Iowa Utilities Board seeking approval to recover approximately $100 million of system investments and inflationary impacts on expenses to serve customers. The rate review requests $20.7 million of new annual revenue based on a capital structure of 51% equity and 49% debt and a return on equity of 10.5%. Interim rates will be effective within 10 days of the filing, with final rates requested in the first quarter of 2025.

•
During the first quarter, Arkansas Gas advanced its rate review request to recover $130 million of system investments and the inflationary impacts on expenses to serve customers. Filed on Dec. 4, 2023, the rate review requested $44.1 million of new annual revenue based on a capital structure of 48% equity and 52% debt and a return on equity of 10.5%. The company is requesting new rates in the fourth quarter of 2024.

•
On Feb. 13, new rates were effective for Colorado Gas resulting from an approved settlement agreement for its rate review request filed in May 2023. The settlement provides for $20.2 million in new annual revenue based on a capital structure of 51% equity and 49% debt and a return on equity of 9.3%.

•
On Feb. 1, new rates were effective for Wyoming Gas resulting from an approved settlement agreement for its rate review request filed in May 2023. The settlement provides for $13.9 million in new annual revenue based on a capital structure of 51% equity and 49% debt and a return on equity of 9.9%. The agreement also provides for a four-year renewal of the company's integrity investment rider.

•
On Jan. 31, Black Hills Energy Renewable Resources, a non-regulated subsidiary of Black Hills Corp., acquired a renewable natural gas production facility at a landfill in Dubuque, Iowa. The purchase includes producing biogas wells and rights to production, including the ability to drill additional wells. The acquisition represents the company’s first entry into the production of RNG.

Corporate and Other

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On April 22, Black Hills’ board of directors approved a quarterly dividend of $0.65 per share payable on June 1, 2024, to common shareholders of record at the close of business on May 17, 2024. The dividend, on an annualized rate, represents 54 consecutive years of dividend increases, the second longest track record in the electric and natural gas industry.

•
During the first quarter, the company issued a total of 0.6 million shares of new common stock for net proceeds of $33.8 million under its at-the-market equity offering program.

•
On Jan. 29, Fitch Ratings affirmed Black Hills’ issuer default rating at BBB+ with a negative outlook.

2024 EARNINGS GUIDANCE

Black Hills affirms its guidance for 2024 earnings per share available for common stock to be in the range of $3.80 to $4.00 based on the follow assumptions:

•
Normal weather conditions within our utility service territories including temperatures, precipitation levels and wind conditions;
•
Normal operations and weather conditions for planned construction, maintenance and/or capital investment projects;
•
Constructive and timely outcomes of utility regulatory dockets;
•
No significant unplanned outages at our generating facilities;
•
Equity issuance of $170 million to $190 million through the at-the-market equity offering program; and
•
Production tax credits of approximately $18 million associated with wind generation assets.

CONFERENCE CALL AND WEBCAST

Black Hills will host a live conference call and webcast at 11 a.m. EDT on Thursday, May 9, 2024, to discuss its financial and operating performance.

To access the live webcast and download a copy of the investor presentation, go to the “Investor Relations” section of the Black Hills website at www.blackhillscorp.com and click on “News and Events” and then “Events & Presentation.” The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. For those unable to listen to the live broadcast, a replay will be available on the company’s website.

To ask a question during the live broadcast, users can access dial-in information and a personal identification number by registering for the event at https://register.vevent.com/register/BIdd2f1751ccf54c5f84025ad42ee78a30.

A listen-only webcast player and presentation slides can be accessed live at https://edge.media-server.com/mmc/p/btcepz2h with a replay of the event available for up to one year.

AGA FINANCIAL FORUM ATTENDANCE

Members of Black Hills' senior leadership team are scheduled to meet with investors during the 2024 AGA Financial Forum on May 19-21. Leadership will be available to discuss Black Hills’ guidance, long-term growth target, regulatory updates and other factors relating to its business.

Materials for the conference will be available prior to the meetings on the “Investor Relations” section of Black Hills Corp. website at www.blackhillscorp.com. Select “News and Events” and then “Events & Presentations,” and click on “2024 AGA Financial Forum.”

BLACK HILLS CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding)

	Three Months Ended March 31,
	2024	2023
	(in millions)
Operating income:
Electric Utilities	$64.6	$61.1
Gas Utilities	130.8	114.6
Corporate and Other	(2.1)	(0.8)
Operating income	193.3	174.9

Interest expense, net	(44.0)	(43.5)
Other income (expense), net	(0.8)	0.7
Income tax benefit (expense)	(16.9)	(14.7)
Net income	131.6	117.4
Net income attributable to non-controlling interest	(3.7)	(3.3)
Net income available for common stock	$127.9	$114.1

	Three Months Ended March 31,
	2024	2023
Weighted average common shares outstanding (in millions):
Basic	68.2	66.0
Diluted	68.3	66.1

Earnings per share:
Earnings Per Share, Basic	$1.88	$1.73
Earnings Per Share, Diluted	$1.87	$1.73

USE OF NON-GAAP FINANCIAL MEASURES

Gas and Electric Utility Margin

Gas and Electric Utility margin (revenue less cost of sales) is considered a non-GAAP financial measure due to the exclusion of operation and maintenance expenses, depreciation and amortization expenses, and property and production taxes from the measure. The presentation of Gas and Electric Utility margin is intended to supplement investors’ understanding of operating performance.

Electric Utility margin is calculated as operating revenue less cost of fuel and purchased power. Gas Utility margin is calculated as operating revenue less cost of gas sold. Our Gas and Electric Utility margin is impacted by the fluctuations in power purchases and natural gas and other fuel supply costs. However, while these fluctuating costs impact Gas and Electric Utility margin as a percentage of revenue, they only impact total Gas and Electric Utility margin if the costs cannot be passed through to customers.

Our Gas and Electric Utility margin measure may not be comparable to other companies’ Gas and Electric Utility margin measures. Furthermore, this measure is not intended to replace operating income as determined in accordance with GAAP as an indicator of operating performance.

SEGMENT PERFORMANCE SUMMARY

Operating results from our business segments for the three months ended March 31, 2024, compared to the three months ended March 31, 2023, are discussed below.

Certain lines of business in which we operate are highly seasonal, and revenue from, and certain expenses for, such operations may fluctuate significantly between quarterly periods. Demand for electricity and natural gas is sensitive to seasonal cooling, heating and industrial load requirements. In particular, the normal peak usage season for our electric utilities is June through August while the normal peak usage season for our gas utilities is November through March. Significant earnings variances can be expected between the Gas Utilities segment’s peak and off-peak seasons. Due to this seasonal nature, our results of operations for the three months ended March 31, 2024 and 2023 are not necessarily indicative of the results of operations to be expected for any other period or for the entire year.

All amounts are presented on a pre-tax basis unless otherwise indicated. Minor differences in amounts may result due to rounding.

Electric Utilities

	Three Months Ended March 31,		Variance
	2024	2023	2024 vs. 2023
	(in millions)
Revenue	$222.2	$218.7	$3.5
Cost of fuel and purchased power	54.8	55.4	(0.6)
Electric Utility margin (non-GAAP)	167.4	163.3	4.1

Operations and maintenance	57.5	57.4	0.1
Depreciation and amortization	35.3	35.1	0.2
Taxes - property and production	10.0	9.7	0.3
Operating income	$64.6	$61.1	$3.5

Three Months Ended March 31, 2024, Compared with Three Months Ended March 31, 2023

Electric Utility margin increased as a result of:

(in millions)
New rates and rider recovery	$8.8
Off-system excess energy sales	(2.3)
Weather	(1.2)
Other	(1.2)
$4.1

Operations and maintenance expense was comparable to the same period in the prior year primarily due to $4.5 million of lower outside services expenses, $2.0 million of lower employee-related expenses and $1.3 million of lower generation expenses driven by the timing of planned outages offset by a prior year one-time $7.7 million gain on the sale of Northern Iowa Windpower assets.

Depreciation and amortization was comparable to the same period in the prior year.

Taxes - property and production was comparable to the same period in the prior year.

	Three Months Ended March 31,
Operating Statistics	2024	2023
Quantities Sold (GWh):
Retail Sales	1,488.4	1,396.4
Contract/Off-system/Power Marketing Wholesale	263.6	401.6
Total Regulated	1,752.0	1,798.0
Non-regulated	28.0	54.4
Total quantities sold	1,780.0	1,852.4

Contracted generated facilities availability by fuel type:
Coal	95.6%	92.7%
Natural gas and diesel oil	96.7%	94.3%
Wind	90.3%	92.5%
Total availability	95.5%	93.6%

Wind capacity factor	39.8%	48.1%

	Three Months Ended March 31,
Degree Days	2024		2023
	Actual	Variance from Normal	Actual	Variance from Normal
Heating Degree Days	2,820	(7)%	3,099	7%

Gas Utilities

	Three Months Ended March 31,		Variance
	2024	2023	2024 vs. 2023
	(in millions)
Revenue	$508.7	$706.9	$(198.2)
Cost of natural gas sold	261.9	471.0	(209.1)
Gas Utility margin (non-GAAP)	246.8	235.9	10.9

Operations and maintenance	78.6	87.1	(8.5)
Depreciation and amortization	30.4	26.5	3.9
Taxes - property and production	7.0	7.7	(0.7)
Operating income	$130.8	$114.6	$16.2

Three Months Ended March 31, 2024, Compared with Three Months Ended March 31, 2023

Gas Utility margin increased as a result of:

(in millions)
New rates and rider recovery	$13.1
Mark-to-market on non-utility natural gas commodity contracts	3.7
Retail customer growth and usage	1.1
Weather	(7.4)
Other	0.4
$10.9

Operations and maintenance expense decreased primarily due to $5.3 million of lower employee-related expenses, $1.6 million of lower bad debt expense attributable to lower customer billings and $1.2 million of lower travel expenses.

Depreciation and amortization increased primarily due to a higher asset base driven by prior year capital expenditures.

Taxes - property and production was comparable to the same period in the prior year.

	Three Months Ended March 31,
Operating Statistics	2024	2023
Quantities Sold and Transported (Dth in millions):
Distribution	41.7	45.0
Transport and Transmission	46.7	47.2
Total Quantities Sold	88.4	92.2

	Three Months Ended March 31,
	2024		2023
	Actual	Variance from Normal	Actual	Variance from Normal
Heating Degree Days	2,865	(8)%	3,196	4%

Corporate and Other

Corporate and Other represents certain unallocated expenses for administrative activities that support our reportable operating segments. Corporate and Other also includes business development activities that are not part of our operating segments and inter-segment eliminations.

	Three Months Ended March 31,		Variance
	2024	2023	2024 vs. 2023
	(in millions)
Operating (loss)	$(2.1)	$(0.8)	$(1.3)

Three Months Ended March 31, 2024, Compared with Three Months Ended March 31, 2023

Operating (loss) was comparable to the same period in the prior year.

Consolidated Interest Expense, Other Income and Income Tax Expense

	Three Months Ended March 31,		Variance
	2024	2023	2024 vs. 2023
	(in millions)
Interest expense, net	$(44.0)	$(43.5)	$(0.5)
Other income (expense), net	$(0.8)	$0.7	$(1.5)
Income tax (expense)	$(16.9)	$(14.7)	$(2.2)

Three Months Ended March 31, 2024, Compared with Three Months Ended March 31, 2023

Interest expense, net was comparable to the same period in the prior year.

Other (expense), net was comparable to the same period in the prior year.

Income tax (expense) increased primarily due to higher pre-tax income. The effective tax rate was comparable to the same period in the prior year.

ABOUT BLACK HILLS CORP.

Black Hills Corp. (NYSE: BKH) is a customer-focused, growth-oriented utility company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 1.34 million natural gas and electric utility customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. More information is available at www.blackhillscorp.com, www.blackhillscorp.com/corporateresponsibility and www.blackhillsenergy.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2024 earnings guidance and long-term growth target. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2023 Annual Report on Form 10-K and other reports that we file with the SEC from time to time, and the following:

•
The accuracy of our assumptions on which our earnings guidance is based;

•
Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings on periodic applications to recover costs for capital additions, plant retirements and decommissioning, fuel, transmission, purchased power, and other operating costs and the timing in which new rates would go into effect;

•
Our ability to complete our capital program in a cost-effective and timely manner;

•
Our ability to execute on our strategy;

•
Our ability to successfully execute our financing plans;

•
The effects of changing interest rates;

•
Our ability to achieve our greenhouse gas emissions intensity reduction goals;

•
Board of Directors’ approval of any future quarterly dividends;

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The impact of future governmental regulation;

•
Our ability to overcome the impacts of supply chain disruptions on availability and cost of materials;

•
The effects of inflation and volatile energy prices; and

•
Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATING INCOME STATEMENTS

(Minor differences may result due to rounding)

	Consolidating Income Statement
Three Months Ended March 31, 2024	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$222.2	$508.7	$(4.5)	$726.4

Fuel, purchased power and cost of natural gas sold	54.8	261.9	(0.1)	316.6
Operations and maintenance	57.5	78.6	(2.4)	133.6
Depreciation and amortization	35.3	30.4	0.2	65.9
Taxes - property and production	10.0	7.0	-	17.0
Operating income (loss)	64.6	130.8	(2.1)	193.3

Interest expense, net				(44.0)
Other income (expense), net				(0.8)
Income tax (expense)				(16.9)
Net income				131.6
Net income attributable to non-controlling interest				(3.7)
Net income available for common stock				$127.9

	Consolidating Income Statement
Three Months Ended March 31, 2023	Electric Utilities	Gas Utilities	Corporate and Other	Total
	(in millions)
Revenue	$218.7	$706.9	$(4.4)	$921.2

Fuel, purchased power and cost of natural gas sold	55.4	471.0	(0.1)	526.3
Operations and maintenance	57.4	87.1	(3.6)	141.0
Depreciation and amortization	35.1	26.5	(0.1)	61.6
Taxes - property and production	9.7	7.7	-	17.4
Operating income (loss)	61.1	114.6	(0.8)	174.9

Interest expense, net				(43.5)
Other income (expense), net				0.7
Income tax (expense)				(14.7)
Net income				117.4
Net income attributable to non-controlling interest				(3.3)
Net income available for common stock				$114.1

Investor Relations:
Jerome E. Nichols
Phone	605-721-1171
Email	investorrelations@blackhillscorp.com

Media Contact:
24-hour Media Assistance	888-242-3969